Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Cheryl K. Ramagano	October 20, 2004
Vice President & Treasurer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS THIRD QUARTER EARNINGS

KING OF PRUSSIA, PA- Universal Health Realty Income Trust (NYSE:UHT) announced today that for the quarter ended September 30, 2004, net income was $5.5 million or $.47 per diluted share as compared to $5.3 million or $.45 per diluted share for the same quarter in the prior year. Funds from operations (“FFO”) increased 5% to $7.8 million and FFO per diluted share increased 5% to $.66 during the third quarter of 2004 as compared to $7.5 million and $.63, respectively, for the same quarter in the prior year. The third quarter dividend of $.50 per share was paid on September 30, 2004 and represents a dividend payout of 75% of FFO.

For the nine month period ended September 30, 2004, net income was $17.0 million or $1.44 per diluted share as compared to $16.3 million or $1.39 per diluted share for the prior year period. Included in net income and earnings per diluted share were gains on sales of real property by unconsolidated limited liability companies (“LLCs”) of $1.0 million or $.09 per diluted share during the nine months ended September 30, 2004 and $365,000 or $.03 per diluted share during the nine months ended September 30, 2003. For the nine month period ended September 30, 2004, FFO increased 4% to $23.3 million or $1.97 per diluted share as compared to $22.3 million or $1.89 per diluted share for the same period in the prior year.

At September 30, 2004, our shareholders’ equity was $152.9 million and our liabilities for borrowed funds were $50.3 million, including mortgage debt of consolidated entities, which is non-recourse to us, totaling $26.3 million.

During the third quarter of 2004, Wellington Regional Medical Center, our 121-bed acute care facility located in West Palm Beach, Florida, sustained storm damage caused by a hurricane. This facility is leased by a wholly-owned subsidiary of Universal Health Services, Inc. (“UHS”) and pursuant to the terms of the lease, UHS is responsible for maintaining replacement cost property insurance for the facility, a substantial portion of which is insured by a commercial carrier. Although the facility has not experienced significant business interruption, our Consolidated Statements of Income for the three and nine month periods ended September 30, 2004, include a property write-down charge of $1.9 million representing the net book value of the affected assets. This property charge is offset by an equal amount recoverable from UHS. We expect the ultimate replacement cost of the damaged property to exceed the net book value and the excess cost will also be recoverable from UHS.

Effective March 31, 2004, we adopted Financial Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities”, an Interpretation of ARB No. 51. Consequently,

the September 30, 2004 Consolidated Balance Sheet includes the: (i) assets; (ii) liabilities; (iii) third-party borrowings, which are non-recourse to us, and; (iv) minority interests, of three of our LLC investments that meet the criteria of a variable interest entity and where we are deemed to be the primary beneficiary. As a result of FIN 46R, assets of $39.1 million and borrowings, which are non-recourse to us, of $22.2 million were recorded on our Consolidated Balance Sheet as of September 30, 2004. Also as a consequence of FIN 46R, beginning on April 1, 2004, we began consolidating the results of operations of these LLC investments on our Consolidated Statements of Income. Accordingly, for the three month period ended September 30, 2004, our Consolidated Statements of Income included $1.6 million of revenue, $294,000 of depreciation and amortization expense, $532,000 of other operating expenses and $431,000 of interest expense recorded in connection with the consolidation of these LLCs. During the nine month period ended September 30, 2004, our Consolidated Statements of Income included $3.2 million of revenue, $586,000 of depreciation and amortization expense, $1.1 million of other operating expenses and $863,000 of interest expense recorded in connection with the consolidation of these LLCs. There was no impact on our net income as a result of the consolidation of these LLCs.

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have forty-three real estate investments in fifteen states.

Funds from operations, is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income determined in accordance with GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) as an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) as a measure of our liquidity; (iv) nor is FFO an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is shown below.

The matters discussed in this report, as well as the news releases issued from time to time by us, include certain statements containing the words “believes”, “anticipates”, “intends”, “expects” and words of similar import, which constitute “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Nine Months Ended September 30, 2004 and 2003

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Base rental - UHS facilities	$3,411	$2,869	$9,676	$8,675
Base rental - Non-related parties	2,798	2,275	7,904	6,820
Bonus rental - UHS facilities	1,086	1,104	3,540	3,469
Tenant reimbursements and other - Non-related parties	834	479	2,002	1,344
Tenant reimbursements and other - UHS facilities	224	0	439	0

	8,353	6,727	23,561	20,308

Expenses:
Depreciation and amortization	1,373	1,077	3,824	3,185
Advisory fees to UHS	377	388	1,118	1,100
Other operating expenses	1,361	828	3,630	2,474
Property write-down - hurricane damage	1,863	0	1,863	0
Property damage recoverable from UHS	(1,863)	0	(1,863)	0

	3,111	2,293	8,572	6,759

Income before equity in unconsolidated limited liability companies (“LLCs”) and interest expense	5,242	4,434	14,989	13,549

Equity in income of unconsolidated LLCs (including gain on sale of real property of $1,009 in second quarter of 2004 and $365 in first quarter of 2003)	969	1,283	3,760	3,911

Interest expense	(913)	(618)	(2,480)	(1,872)

Income from continuing operations	5,298	5,099	16,269	15,588

Income from discontinued operations, net	248	248	744	744

Net income	$5,546	$5,347	$17,013	$16,332

Basic earnings per share:
From continuing operations	$0.45	$0.44	$1.39	$1.34
From discontinued operations	$0.02	$0.02	$0.06	$0.06

Total basic earnings per share	$0.47	$0.46	$1.45	$1.40

Diluted earnings per share:
From continuing operations	$0.45	$0.43	$1.38	$1.33
From discontinued operations	$0.02	$0.02	$0.06	$0.06

Total diluted earnings per share	$0.47	$0.45	$1.44	$1.39

Weighted average number of shares outstanding - Basic	11,747	11,713	11,741	11,707
Weighted average number of share equivalents	69	70	68	67

Weighted average number of shares and equivalents outstanding - Diluted	11,816	11,783	11,809	11,774

Calculation of Funds From Operations (“FFO”):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income	$5,546	$5,347	$17,013	$16,332

Plus: Depreciation and amortization expense:
Consolidated investments - continuing operations	1,313	1,034	3,662	3,102
Unconsolidated affiliates	895	1,021	3,402	3,004
Discontinued operations	67	67	201	201
Less: Gain on LLC’s sale of real property	0	0	(1,009)	(365)

Funds from operations (FFO)	$7,821	$7,469	$23,269	$22,274

Funds from operations (FFO) per share - Basic	$0.67	$0.64	$1.98	$1.90

Funds from operations (FFO) per share - Diluted	$0.66	$0.63	$1.97	$1.89

Dividend paid per share	$0.500	$0.490	$1.495	$1.465

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	September 30, 2004	December 31, 2003
Assets:

Real Estate Investments:
Buildings and improvements	$189,447	$160,079
Accumulated depreciation	(55,511)	(52,219)

	133,936	107,860
Land	23,088	22,929

Net Real Estate Investments	157,024	130,789

Investments in and advances to limited liability companies (“LLCs”)	38,805	61,001

Other Assets:
Cash	1,208	628
Bonus rent receivable from UHS	1,086	1,093
Rent receivable - other	439	107
Property damage receivable from UHS	1,863	—
Deferred charges and other assets, net	916	673

	201,341	194,291

Assets of facility held for sale	6,475	—

Total Assets	$207,816	$194,291

Liabilities and Shareholders’ Equity:

Liabilities:
Line of credit borrowings	$24,003	$32,963
Mortgage note payable, non-recourse to us	4,108	4,279
Mortgage notes payable of consolidated LLCs, non-recourse to us	22,233	—
Accrued interest	397	310
Accrued expenses and other liabilities	1,903	1,826
Fair value of derivative instruments	1,375	2,254
Tenant reserves, escrows, deposits and prepaid rents	648	461

Total Liabilities	54,667	42,093

Minority interests	239	—

Shareholders’ Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2004 - 11,751,275; 2003 - 11,736,395	118	117
Capital in excess of par value	186,131	185,675
Cumulative net income	238,096	221,083
Accumulated other comprehensive loss	(1,269)	(2,065)
Cumulative dividends	(270,166)	(252,612)

Total Shareholders’ Equity	152,910	152,198

Total Liabilities and Shareholders’ Equity	$207,816	$194,291